As filed with the Securities and Exchange Commission on March 26, 2015

Registration No. 333-181576

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TELEFÓNICA, S.A.

(Exact Name of Registrant as Specified in its Charter)

The Kingdom of Spain	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Distrito Telefónica,

Ronda de la Comunicación, s/n

28050 Madrid

Spain

+34 91 482 3733

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

TELEFÓNICA EMISIONES, S.A.U.

(Exact Name of Registrant as Specified in its Charter)

The Kingdom of Spain	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Distrito Telefónica,

Ronda de la Comunicación, s/n

28050 Madrid

Spain

+34 91 482 3733

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

CT Corporation System

111 Eighth Avenue (13th floor)

New York, New York 10011

(212) 894-8940

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Michael J. Willisch

Davis Polk & Wardwell LLP

Paseo de la Castellana, 41

28046 Madrid

Spain

+34 91 768 9600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☒

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered/Proposed Maximum Offering Price Per Unit/Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares of Telefónica, S.A., par value €1.00 per share (1)	(2)	(3)
Rights to subscribe for Ordinary Shares of Telefónica, S.A.(4)	(2)	(3)
Guaranteed Debt Securities	(2)	(3)
Guarantees of the Debt Securities (5)	(2)	(6)

(1)	A separate registration statement on Form F-6 (Registration No. 333-181584) has been filed with respect to the American Depositary Shares issuable upon deposit of the ordinary shares registered hereby. Each American Depositary Share represents one ordinary share of Telefónica, S.A.
(2)	An indeterminate aggregate initial offering price or amount of securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares.
(3)	In accordance with Rules 456(b) and 457(r), the Registrants are deferring payment of all registration fees with respect to these securities.
(4)	No separate consideration will be received for the rights.
(5)	No separate consideration will be received for the guarantees issued by Telefónica, S.A. in connection with the Debt Securities issued by Telefónica Emisiones S.A.U.
(6)	Pursuant to Rule 457(n), no separate fee for the Guarantees is payable.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus contained in this Registration Statement and supplements to such prospectus will also be used in connection with the offering of securities previously registered pursuant to the Registrant’s Registration Statement (File Nos. 333-181576 and 333-181576-01) and not issued.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement (File Nos. 333-181576 and 333-181576-01) is being filed for the principal purpose of (1) registering the ordinary shares of Telefónica, S.A. and the rights to subscribe for such ordinary shares of Telefónica, S.A., (2) revising the base prospectus that forms part of the Registration Statement to add references to such ordinary shares and rights to subscribe for such ordinary shares and to add certain other updates related to the passage of time and certain other disclosures and (3) filing additional exhibits to the Registration Statement. The existing base prospectus, dated May 22, 2012, that currently forms part of the Registration Statement is being replaced in its entirety by the base prospectus filed with this Post-Effective Amendment No. 1 to the Registration Statement. This Post-Effective Amendment No. 1 to the Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission.

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PROSPECTUS

Ordinary Shares of Telefónica, S.A.

Rights to subscribe for Ordinary Shares of Telefónica, S.A.

Debt Securities of Telefónica Emisiones, S.A.U.,

which are fully and unconditionally guaranteed by Telefónica, S.A.

Telefónica, S.A. may offer from time to time ordinary shares or rights to subscribe for ordinary shares of Telefónica, S.A., in one or more offerings.

Telefónica Emisiones, S.A.U. may offer from time to time in one or more series Debt Securities, which are fully and unconditionally guaranteed by Telefónica, S.A.

This prospectus describes the general terms of these securities and the general manner in which Telefónica, S.A. and Telefónica Emisiones, S.A.U. may offer these securities. Telefónica, S.A. and/or Telefónica Emisiones, S.A.U. will provide the specific terms of the securities, and the specific manner in which they are offered, in one or more supplements to this prospectus. Such prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplements, together with the additional information described under the heading “Where You Can Find More Information” and incorporated by reference under the heading “Incorporation by Reference” before investing in our securities. The amount and price of the offered securities will be determined at the time of the offering.

The ordinary shares of Telefónica, S.A. are currently listed on each of the Madrid, Barcelona, Bilbao and Valencia stock exchanges (the “Spanish Stock Exchanges”) and are quoted through the Automated Quotation System of the Spanish Stock Exchanges under the symbol “TEF”. The ordinary shares of Telefónica, S.A. are also listed on the London and Buenos Aires stock exchanges. The ordinary shares of Telefónica, S.A. in the form of American Depositary Shares (the “ADS”) are listed on the New York Stock Exchange and the Lima (Peru) Stock Exchange. If Telefónica, S.A. and/or Telefónica Emisiones, S.A.U. decide to list any of the other securities that may be offered hereunder on a national stock exchange upon issuance, the applicable prospectus supplement to this prospectus will identify the exchange and the date when we expect to begin trading.

Investing in these securities involves risks. See “Risk Factors”.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Telefónica, S.A. and Telefónica Emisiones, S.A.U. may sell these securities on a continuous or delayed basis directly, through agents or underwriters as designated from time to time, or through a combination of these methods, and reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. The net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement.

The date of this prospectus is March 26, 2015

ABOUT THIS PROSPECTUS

This prospectus is part of registration statement that Telefónica, S.A. and Telefónica Emisiones, S.A.U. filed with the United States Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under the shelf registration process, Telefónica, S.A. and/or Telefónica Emisiones, S.A.U. may sell any combination of the securities described in this prospectus from time-to-time in the future in one or more offerings.

This prospectus provides you with a general description of the securities that can be offered. Each time the securities described herein are offered under this prospectus, Telefónica, S.A. and/or Telefónica Emisiones, S.A.U., as the case may be, will provide prospective investors with a prospectus supplement that will contain specific information about the terms of the securities. The prospectus supplement may also add to or update or change information contained in this prospectus. Accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in any prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in “Where You Can Find More Information” and the information incorporated by reference that is described in “Incorporation by Reference”.

The prospectus supplement to be attached to the front of this prospectus will describe the terms of the offering, including the amount and detailed terms of the securities, the public offering price, net proceeds to us, the expenses of the offering, the terms of offers and sales outside of the United States, if any, our capitalization, the nature of the plan of distribution, the other specific terms related to such offering, and any U.S. federal income tax consequences and Spanish tax considerations applicable to the securities being offered.

In this prospectus and the prospectus supplements, “Telefónica Emisiones” or the “Issuer” refers to Telefónica Emisiones, S.A.U., “Telefónica”, “Telefónica, S.A.”, the “Group”, the “Telefónica Group” or the “Guarantor” refer to Telefónica, S.A. and, where applicable, its consolidated subsidiaries, unless the context otherwise requires. We use the words “we”, “us” and “our” to refer to Telefónica Emisiones and/or Telefónica, as the context requires. We use the word “you” to refer to prospective investors in the securities. We use the term “Debt Securities” to refer collectively to any Debt Securities to be issued by the Issuer and guaranteed by the Guarantor pursuant to this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information Telefónica files with, or furnishes to, the SEC, which means that we can and do disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that Telefónica files with, or furnishes to, the SEC in the future and that we incorporate by reference will automatically update and supersede the previously filed information. We incorporate by reference the following documents:

•	Telefónica’s annual report on Form 20-F for the year ended December 31, 2014 and filed with the SEC on February 27, 2015 (the “Form 20-F”). The consolidated financial statements included in the Form 20-F have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), which do not differ for the purposes of the Group from IFRS as adopted by the European Union;

•	Telefónica’s report on Form 6-K related to the acquisition by Telefónica Brasil, S.A. of Global Village Telecom, S.A. as furnished to the SEC on March 20, 2015; and

•	Telefónica’s report on Form 6-K related to the acquisition by Telefónica Brasil, S.A. of Global Village Telecom, S.A. as furnished to the SEC on March 26, 2015.

We also incorporate by reference in this prospectus all subsequent annual reports of Telefónica filed with the SEC on Form 20-F under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and those of Telefónica’s periodic reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference in this prospectus after the date hereof and prior to the completion of an offering of securities under this prospectus. This prospectus is part of a registration statement filed with the SEC. See “Where You Can Find More Information”.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents that we have incorporated by reference.

You should rely only on the information incorporated by reference or provided in this prospectus and in any prospectus supplement. We have not authorized anyone else to provide you with different information. In particular, no dealer, salesperson or other person is authorized to give you any information or to represent anything not contained in this prospectus or that is incorporated by reference herein. This prospectus is an offer to sell or to buy only the securities referred to herein, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

WHERE YOU CAN FIND MORE INFORMATION

Telefónica files annual and periodic reports and other information with the SEC. You may read and copy any document that Telefónica files with, or furnishes to, the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1 (800) SEC-0330 for further information on the operation of the public reference rooms. Telefónica’s SEC filings and submissions are also available to the public over the Internet at the SEC’s website at http://www.sec.gov.

Telefónica makes available free of charge through Telefónica’s website, accessible at http://www.telefonica.com, certain of Telefónica’s reports and other information filed with or furnished to the SEC.

With the exception of the reports specifically incorporated by reference in this prospectus as set forth above, material contained on or accessible through Telefónica’s website is specifically not incorporated into this prospectus. See “Incorporation by Reference”.

You may also request a copy of Telefónica’s filings at no cost, by writing or calling Telefónica at the following addresses:

Telefónica, S.A.

Distrito Telefónica, Ronda de la Comunicación, s/n

28050 Madrid

Spain

Attention: Investor Relations

+34 91 482 8700

THE TELEFÓNICA GROUP

Telefónica, S.A. is a corporation duly organized and existing under the laws of the Kingdom of Spain, incorporated on April 19, 1924. The Telefónica Group is:

•	a diversified telecommunications group which provides a comprehensive range of services through one of the world’s largest and most modern telecommunications networks;

•	mainly focused on providing telecommunications services; and

•	present principally in Europe and Latin America.

Telefónica, S.A.’s principal executive offices are located at Distrito Telefónica, Ronda de la Comunicación, s/n, 28050 Madrid, Spain, and its registered offices are located at Gran Vía, 28, 28013 Madrid, Spain. Its telephone number is +34 900 111 004.

TELEFÓNICA EMISIONES, S.A.U.

Telefónica Emisiones is a wholly-owned subsidiary of Telefónica, S.A. It was incorporated on November 29, 2004 as a company with unlimited duration and with limited liability and a sole shareholder under the laws of the Kingdom of Spain (sociedad anónima unipersonal). The share capital of Telefónica Emisiones is €62,000 divided into 62,000 ordinary shares of par value €1 each, all of them duly authorized, validly issued and fully paid and each of a single class. It is a financing vehicle for the Telefónica Group.

The principal executive offices of Telefónica Emisiones are located at Distrito Telefónica, Ronda de la Comunicación, s/n, 28050 Madrid, Spain, and its registered offices are located at Gran Vía, 28, 28013 Madrid, Spain. Its telephone number is +34 900 111 004.

RISK FACTORS

You should carefully consider the risk factors contained in the prospectus supplements and in the documents incorporated by reference into this prospectus, including but not limited to, those risk factors in Item 3.D in the Form 20-F, in deciding whether to invest in the securities being offered pursuant to this prospectus. We have also set forth below certain risk factors below that relate to recent events. We may include further risk factors in subsequent reports on Form 6-K incorporated in this prospectus. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus.

Risks Related to Telefónica’s Business

Worsening of the economic and political environment could negatively affect Telefónica’s business.

Telefónica’s international presence enables the diversification of its activities across countries and regions, but it is affected by various legislations, as well as the political and economic environments of the countries in which it operates. Any adverse developments or even uncertainties in this regard, including exchange-rate or sovereign-risk fluctuations, may adversely affect the business, financial position, cash flows and/or the performance of some or all of the Group’s financial indicators.

With respect to the economic environment, the Telefónica Group’s business is impacted by overall economic conditions in each of the countries in which it operates. Economic conditions may adversely affect the level of demand of existing and prospective customers, as they may no longer deem critical the services offered by the Group. Factors such as high debt levels, ongoing restructuring of the banking sector, the implementation of pending structural reforms and continued fiscal austerity measures could hinder more dynamic growth in Europe and, in turn, the consumption and volume of demand for the Group’s services, which could materially adversely affect the Group’s business, financial condition, results of operations and cash flows.

The soft economic recovery in Europe together with low inflation rates, and the risk of deflation, has led and may still lead to monetary and fiscal easing from key players, with a view to creating a relatively benign scenario for Europe. In this region, the Telefónica Group generated 23.9% of its total revenues in Spain, 14.0% in the United Kingdom and 11.0% in Germany in 2014.

In addition, the Group’s business may be affected by other possible effects from the economic crisis, including possible insolvency of key customers and suppliers.

In Latin America, the most important challenge is the exchange-rate risk in Venezuela and Argentina, given the negative impact that a depreciation in their currencies could have on cash flows from both countries. International financial conditions may be unfavorable and may lead to potential periods of volatility linked to the evolution of the developed financial markets (especially long-term interest rates in the United States affected by the U.S. Federal Reserve’s intervention that are not discounted in the market), an economic slowdown in Asia (a key region for Latin America) and slow progress with structural reforms projects in the majority of these countries limiting potential for higher growth rates. Among the most significant macroeconomic risk factors in the region are the high inflation rates, negative economic growth and high internal and external funding needs in Venezuela. These funding needs are significant and are affected by the recent fall in oil prices, which is the main and almost sole source of foreign currency in the country. These factors are affecting Venezuela’s competitiveness and may result in a currency devaluation. Other risks in the region are Argentina’s high level of inflation coupled with a phase of economic slowdown and weak public finances. Moreover, the recent decline in the prices of oil and other commodities could have a negative impact on the external accounts of countries such as Brazil, Chile, Peru and Colombia.

In relation to the political environment, the Group’s investments and operations in Latin America could be affected by a series of risks related to economic, political and social factors in these countries, collectively denominated “country risk”. For the year ended December 31, 2014, Telefónica Hispanoamérica and Telefónica Brazil represented 26.1% and 22.3% of the Telefónica Group’s revenues, respectively. Moreover, approximately 9.6% of the Group’s revenues in the telephony business are generated in countries that do not have investment grade status (in order of importance, Argentina, Venezuela, Ecuador, Nicaragua, Guatemala, El Salvador and Costa Rica), and other countries are only one notch away from losing this threshold. It is also significant that, despite clear improvements in Brazil, the uncertainty surrounding the political situation, fiscal policy stimuli and a relatively high inflation rate could result in a rating downgrade that, depending on the extent of such downgrade, could result in strong exchange-rate volatility due to an outflow of investments, especially in relation to fixed-income.

“Country risk” factors include the following:

•	government regulation or administrative policies may change unexpectedly, including changes that modify the terms and conditions of licenses and concessions and their renewal (or delay their approvals), which could negatively affect the Group’s business in such countries;

•	abrupt exchange-rate fluctuations may occur mainly due to high levels of inflation and both fiscal and external deficits with the resulting exchange-rate overvaluation. This movement could lead to strong exchange-rate depreciation in the context of a floating exchange rate regime, a significant devaluation off the back of abandoning fixed exchange rates regimes or the introduction of varying degrees of restrictions on capital movement. For example, in Venezuela, the official U.S. dollar to bolívar fuerte exchange rate is established by the Central Bank of Venezuela and the Minister of Finance, with an alternative market for attracting foreign currency through the Complementary System for Administration of Foreign Currency (Sistema Complementario de Administración de Divisas or “SICAD”) regular and selective auctions. As of the date of this prospectus, Telefónica has not had access to the SICAD auctions in 2015, as none have been convened. In February 2015, a new Exchange Rate Agreement was established, including the regulations for the Foreign Exchange Marginal System (SIMADI), and the Central Bank of Venezuela published on March 16, 2015 reference of 189.68 bolívares to the U.S. dollar. The evolution of the new exchange rate system in the short term, in terms of its depth and ability to meet the needs of Telefónica, will determine the exchange rate to be used by us when converting the financial information of our subsidiary in Venezuela. Additionally, the acquisition or use of foreign currencies by Venezuelan or Argentinean companies (in some cases) to pay foreign debt or dividends is subject to the pre-authorization of the relevant authorities. Also, the Argentinean peso, despite its recent stability, continues to be under the threat of a sustained accelerated depreciation against the U.S. dollar;

•	governments may expropriate or nationalize assets, make adverse tax decisions or increase their participation in the economy and in companies;

•	economic-financial downturns, political instability and civil disturbances may negatively affect the Telefónica Group’s operations in such countries; and

•	maximum limits on profit margins may be imposed in order to limit the prices of goods and services through the analysis of cost structures. For example, in Venezuela, a maximum profit margin has been introduced that will be set annually by the Superintendence for Defense of Socioeconomic Rights.

Any of the foregoing may adversely affect the business, financial position, results of operations and cash flows of the Group.

The Telefónica Group is exposed to risks in relation to compliance with anti-corruption laws and regulations and economic sanctions programs.

The Telefónica Group is required to comply with the laws and regulations of various jurisdictions where it conducts operations. In particular, the Group’s international operations are subject to various anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act of 2010, and economic sanction programs, including those administered by the United Nations, the European Union and the United States, including the U.S. Treasury Department’s Office of Foreign Assets Control. The anti-corruption laws generally prohibit providing anything of value to government officials for the purposes of obtaining or retaining business or securing any improper business advantage. As part of the Telefónica Group’s business, it may deal with entities, the employees of which are considered government officials. In addition, economic sanctions programs restrict the Group’s business dealings with certain sanctioned countries, individuals and entities.

Although the Group has internal policies and procedures designed to ensure compliance with applicable anti-corruption laws and sanctions regulations, there can be no assurance that such policies and procedures will be sufficient or that the Group’s employees, directors, officers, partners, agents and service providers will not take actions in violation of the Group’s policies and procedures (or otherwise in violation of the relevant anti-corruption laws and sanctions regulations) for which the Group or they may be ultimately held responsible. Violations of anti-corruption laws and sanctions regulations could lead to financial penalties, exclusion from government contracts, damage to our reputation and other consequences, that could have a material adverse effect on the Group’s business, results of operations and financial condition.

The Company is currently conducting an internal investigation regarding possible violations of applicable anticorruption laws. The Company has been in contact with governmental authorities about this matter and intends to cooperate with those authorities as the investigation continues. It is not possible at this time to predict the scope or duration of this matter or its likely outcome.

Telefónica’s divestment of its operations in the United Kingdom may not materialize.

On March 24, 2015, Telefónica and Hutchison Whampoa Limited (“Hutchison”) signed an agreement for the acquisition by the latter of Telefónica’s operations in the UK (O2 UK) for a price (firm value) of 10,250 million pounds in cash (approximately 14,000 million euros at the current exchange rate as of the date of the agreement), composed of (i) an initial amount of 9,250 million pounds (approximately 12,640 million euros) which would be paid at closing and (ii) an additional deferred payment of 1,000 million pounds (approximately 1,360 million euros) to be paid once the cumulative cash flow of the combined company in the United Kingdom has reached an agreed threshold.

Completion of the transaction is subject to, among other conditions, the approval of the applicable regulatory authorities and the obtaining of waivers to some contractual provisions affected by the sale, including those related to network alliances, as well as change of control provisions under certain contractual arrangements with third parties.

As completion of the share purchase agreement is conditional on the satisfaction (or, if applicable, waiver) of certain conditions, the acquisition may or may not proceed. If the abovementioned divestment is ultimately not consummated, it could have a material adverse effect on the trading price of Telefónica’s ordinary shares.

Telefónica and Telefónica Group companies are party to lawsuits, tax claims, antitrust and other legal proceedings.

Telefónica and Telefónica Group companies are party to lawsuits, tax claims and other legal proceedings in the ordinary course of their businesses, the financial outcome of which is unpredictable. An adverse outcome or settlement in these or other proceedings could result in significant costs and may have a material adverse effect on the Group’s business, financial condition, results of operations, reputation and cash flows. In particular, regarding tax and antitrust claims, the Telefónica Group has open judicial procedures in Peru concerning the clearance of previous years’ income tax, for which a contentious-administrative appeal is currently pending judgment, with no significant changes since December 31, 2014. In addition, we are party to economic-administrative matters discussed in Note 17 of our 2014 consolidated financial statements included in the Form 20-F, for which we received in March of 2015 notice of an unfavorable decision in the tax courts with respect to years 2000 and 2001, which, once officially clarified by the tax court and the amounts are settled, could result in a material impact on our 2015 results for the estimated amount disclosed in such consolidated financial statements (estimated amount of 1,581 million Peruvian soles – 437 million euros) if precautionary measures to minimize the impact on our cash are not taken. However, this result can still be appealed to higher courts. In addition, we have open tax procedures in Brazil, primarily relating to the CIMS (a Brazilian tax on telecommunication services). Further details on these matters are provided in Notes 17 and 21 of the 2014 consolidated financial statements included in the Form 20-F.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the Guarantor’s ratio of earnings to fixed charges using financial information compiled in accordance with IFRS as issued by the IASB (“IFRS-IASB”) for the years ended December 31, 2014, 2013, 2012, 2011 and 2010:

	Year ended December 31,
	2014	2013	2012	2011	2010
IFRS-IASB Ratio of Earnings to Fixed Charges	2.2	2.8	2.8	3.0	5.2

For the purpose of calculating ratios of earnings to fixed charges, earnings consist of profit before tax from continuing operations before share of profit or loss of investments accounted for by the equity method, plus dividends from investments accounted for by the equity method, fixed charges and capitalized interest net of amortization. Fixed charges consist of finance costs, including amortization of debt expense and similar charges, and capitalized interest.

DESCRIPTION OF TELEFÓNICA’S ORDINARY SHARES

Our shares are governed by our bylaws (estatutos) and by Spanish law, namely, the Spanish Corporation Act (Ley de Sociedades de Capital), approved by Royal Legislative Decree 1/2010 of July 2, as amended (the “Spanish Corporation Act”), Law 24/1988 of July 28 on the Securities Market, as amended (the “Spanish Securities Market Act”), and by ancillary provisions further developing those pieces of legislation. Shareholders’ rights are principally governed by the Spanish Corporation Act and Telefónica’s bylaws (Estatutos Sociales) and regulations on the general shareholders’ meeting (Reglamento de la Junta General de Accionistas).

The Spanish Corporation Act was recently amended by Law 31/2014 of December 3 to improve corporate governance (“Law 31/2014”). The main changes relate to the following two areas: general shareholders’ meetings and shareholders’ rights and the legal status of directors and companies’ boards of directors. Law 31/2014 entered into force on December 24, 2014, although certain specific provisions affecting listed companies will not be effective until after the first general shareholders’ meeting held by such companies in 2015. Other provisions of Law 31/2014 entered into force as from December 24, 2014 and, in the event of any conflict between those mandatory provisions and those in the company’s bylaws, the former will prevail. We expect to submit to our next general shareholders’ meeting, to be held on or before June 30, 2015, proposals to amend our bylaws and regulations on general shareholders’ meetings to bring them in line with the new provisions of Law 31/2014.

The following summary describes the material considerations concerning the capital stock of Telefónica and briefly describes the material provisions of Telefónica’s bylaws and relevant Spanish law. This summary does not include all the provisions of our bylaws nor of the Spanish laws mentioned herein and is qualified in its entirety by reference to the detailed provisions thereof.

General

As of March 25, 2015, Telefónica’s paid in share capital was €4,657,204,330, represented by a single class of 4,657,204,330 ordinary shares with a nominal value of €1.00 each. As of December 31, 2014, Telefónica’s paid in share capital was €4,657,204,330, represented by a single class of 4,657,204,330 ordinary shares with a nominal value of €1.00 each.

Our shareholders have delegated to the Board of Directors the authority to issue share capital up to €2,281,998,242.50 (equal to half of Telefónica’s share capital on May 18, 2011, the date of the authorization). The Board of Directors is authorized to exclude preemptive rights, in whole or in part, pursuant to the applicable provisions of the Spanish Corporation Act. The Board’s authorization to issue new shares expires on May 18, 2016.

Attendance and Voting at Shareholders’ Meetings

We hold our ordinary general shareholders’ meeting during the first six months of each fiscal year on a date fixed by the Board of Directors. Extraordinary general shareholders’ meetings may be called, from time to time, at the discretion of our Board of Directors or upon the request of shareholders representing at least 3% of our paid-in share capital. The minimum percentage required to exercise this right was recently lowered from 5% to 3% by Law 31/2014.

We publish notices of all ordinary and extraordinary general shareholders’ meetings in the Official Gazette of the Commercial Registry or in one of the more widely circulated newspapers in Spain, on the website of the Spanish Securities and Exchange Commission (Comisión Nacional del Mercado de Valores (the “CNMV”)), and on our web site in due time pursuant to the Spanish Corporation Act, being on a general basis at least one month before the relevant meeting. Furthermore, the Board of Directors may publish notices in other media, if deemed appropriate to ensure the public and effective dissemination of the notice meeting.

Each share of Telefónica, S.A. entitles the holder to one vote. However, only registered holders of shares representing a nominal value of at least 300 euros (which currently equals at least 300 shares) are entitled to attend a general shareholders’ meeting. Holders of shares representing a nominal value of less than 300 euros (less than 300 shares), may aggregate their shares and jointly appoint a proxy-holder (which needs not be a shareholder) to attend a general shareholders’ meeting or delegate his or her voting rights by proxy to a shareholder who has the right to attend the shareholders’ meeting.

However, under our bylaws, the maximum number of votes that a shareholder may cast is limited to 10% of our total outstanding voting capital. In determining the maximum number of votes that each shareholder may cast, only the shares held by such shareholder are counted, disregarding those that correspond to other shareholders who have appointed such shareholder as his or her proxy, in spite of applying the limit individually to each of the represented shareholders. This limit will also apply to the maximum number of votes that may be collectively or individually cast by two or more shareholder companies belonging to the same group of entities, as well as to the maximum number of votes that may be cast by an individual or corporate shareholder and the entity or entities that are shareholders themselves and which are directly or indirectly controlled by that individual or corporate shareholder. Moreover, in accordance with the Spanish Corporation Act, such limit would become ineffective where the bidder reaches, as a consequence of a tender offer, a percentage equal to or greater than 70% of the share capital carrying voting rights, unless the bidder (or those acting in concert with the bidder) is not subject to equivalent neutralization measures or has not adopted them.

In addition, according to Article 34 of Spanish Royal Decree-Law 6/2000 of June 23 on urgent measures to improve competition in the goods and services markets, individuals and legal entities directly and indirectly holding more than 3% of the total share capital or voting rights of two or more principal operator companies in Spain in, among other markets, the fixed-line and mobile-line telephony markets, may not exercise their voting rights in excess of 3% of the total in more than one company, except with the prior authorization of the Spanish National Markets and Competition Commission (Comisión Nacional de los Mercados o la Competencia (the “CNMC”)). Principal operators are defined as one of the five operators with the largest market share in the corresponding market (“Principal Operators”). In addition, no individual or legal entity is allowed to appoint, directly or indirectly, members of the management body of more than one Principal Operator in, among others, the fixed-line or mobile-line telephony markets, except with the prior authorization of the CNMC. Additionally, individuals or legal entities considered Principal Operators are not allowed to exercise more than 3% of the voting rights of another Principal Operator nor to appoint, directly or indirectly, members of the management body of any Principal Operator, except, in both cases, with the prior authorization of the CNMC. Telefónica is considered a Principal Operator for the purposes of Article 34 of Royal Decree-Law 6/2000 of June 23 in the Spanish fixed-line and mobile-line telephony markets.

Any share may be voted by proxy. The proxies may be granted in writing or electronically and are valid only for a single meeting, unless the proxy-holder is the granting shareholder’s spouse, ascendant or descendant, or holds a general power of attorney granted in a public instrument with powers to manage all of the assets held by the shareholder granting the proxy in Spain.

Only holders of record five days prior to the day on which a general meeting of shareholders is scheduled to be held may attend and vote at the meeting.

According to the Spanish Corporation Act, as amended by Law 31/2014, the general shareholders’ meeting will be quorate on first call if the shareholders present, in person or by proxy, hold at least 25% of the subscribed share capital carrying voting rights. On second call, the meeting will be quorate regardless of the capital in attendance.

However, if the agenda of the meeting includes resolutions on the amendment of the bylaws, including an increase or reduction of share capital, the transformation, merger, split-off, the en bloc assignment of assets and liabilities, the migration of the registered office abroad, the issuance of debentures or the exclusion or limitation of pre-emptive rights, the required quorum on first call must be met by the attendance of shareholders representing at least 50% of the subscribed share capital carrying voting rights (each a “Special Resolution”). On second call, the attendance of 25% of the subscribed share capital carrying voting rights will suffice.

As a general rule, resolutions at the general shareholder’s meeting will be passed by a simple majority of votes cast at such meeting (i.e., provided that the votes for outnumber the votes against the relevant resolution).

In contrast, in order to approve any Special Resolution, if the capital present or represented at the general shareholders’ meeting exceeds 50% of the subscribed share capital carrying voting rights, the favorable vote of the absolute majority (that is, if the votes in favor exceed 50% of the votes corresponding to capital present and represented at the shareholders’ meeting) will be required. If, on second call, shareholders representing 25% or more of the subscribed share capital carrying voting rights are present or represented but fail to reach the 50% threshold, the favorable vote of at least two-thirds of the share capital present or represented at the meeting will be required.

Preemptive Rights

Pursuant to the Spanish Corporation Act, shareholders have preemptive rights to subscribe for any new shares in capital increases with issuances of new shares with a charge to monetary contributions and in issuances of debentures convertible into shares. Such rights may be excluded (partially or totally) under special circumstances by virtue of a resolution passed at a general shareholders’ meeting in accordance with Articles 308, 504 and 506 of the Spanish Corporation Act, or by the Board of Directors, if previously authorized at a general shareholders’ meeting in accordance with Article 506 of the Spanish Corporation Act (for capital increases) and Articles 417 and 511 (for issuances of debentures convertible into shares). Such preemptive rights will not be available in the event of an increase in capital to meet the requirements of a convertible bond issue or a merger of another entity into Telefónica or of all or part of the assets split from another company, in which shares are issued as consideration or, in general, when the increase is carried out as consideration in exchange for non-cash contributions. Such rights are transferable, may be traded on the Automated Quotation System and may be of value to existing shareholders because new shares may be offered for subscription at prices lower than prevailing market prices.

Form and Transfer

Ordinary shares are in book-entry form and are indivisible. Joint holders must nominate one person to exercise their rights as shareholders, though joint holders are jointly and severally liable for all obligations arising from their status as shareholders. Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. Unipersonal (“Iberclear”), which manages the clearance and settlement system of the Spanish Stock Exchanges, maintains the central registry of ordinary shares reflecting the number of ordinary shares held by each of its participant entities (entidades participantes) as well as the number of such shares held on behalf of their customers. Each participant entity in turn maintains a detailed register of the owners of such shares.

Transfers of Telefónica’s ordinary shares quoted on the Spanish Stock Exchanges must be made by book-entry registry or delivery of evidence of title to the buyer through, or with the participation of, a member of the Spanish Stock Exchanges that is an authorized broker or dealer. Transfers of Telefónica’s ordinary shares may also be subject to certain fees and expenses.

Reporting Requirements

According to Royal Decree 1362/2007 of October 19 on the disclosure of significant stakes in listed companies (“Royal Decree 1362/2007”), the acquisition or disposition of shares of Telefónica must be reported within four trading days of the acquisition or disposition to Telefónica and the CNMV, where:

•	in the case of an acquisition, the acquisition results in that person or group holding a number of voting rights in Telefónica which reaches or surpasses 3% (or 5%, 10%, 15%, 20%, 25%, 30%, 35%, 40%, 45%, 50%, 60%, 70%, 75%, 80% or 90%) of Telefónica’s total number of voting rights; or

•	in the case of a disposal, the disposition reduces the number of voting rights held by a person or group below a threshold of 3% (or 5%, 10%, 15%, 20%, 25%, 30%, 35%, 40%, 45%, 50%, 60%, 70%, 75%, 80% or 90%) of Telefónica’s total number of voting rights.

The reporting requirements apply not only to the acquisition or transfer of shares, but also when, without an acquisition or transfer of shares, the proportion of voting rights of an individual or legal entity reaches, exceeds or falls below the threshold that triggers the obligation to report as a consequence of a change in the total number of voting rights of Telefónica on the basis of the information reported to the CNMV and disclosed by it, in accordance with Royal Decree 1362/2007.

Regardless of the actual ownership of the shares, any individual or legal entity with a right to acquire, transfer or exercise voting rights granted by the shares, and any individual or legal entity who owns, acquires or transfers, whether directly or indirectly, other securities or financial instruments which grant a right to acquire shares carrying voting rights (such as transferable securities, options, futures, swaps, forwards and other derivative contracts), will also have an obligation to notify the company and the CNMV of the holding of a significant stake in accordance with the above-mentioned regulations.

Stricter disclosure obligations apply if the person obligated to disclose has residency in a country considered a tax haven by the Spanish authorities, a zero-taxation country or territory or a country or territory that does not share information with the Spanish authorities, in which cases the initial threshold for disclosure is reduced to 1% (and successive multiples of 1%).

Our directors must report to us and the CNMV the percentage and number of voting rights in Telefónica held by them at the time of becoming or ceasing to be a member of the Board of Directors. Furthermore, all members of the Board must report any change in the percentage of voting rights they hold, regardless of the amount, as a result of any acquisition or disposition of our shares or voting rights, or financial instruments which carry a right to acquire or dispose of shares which have voting rights attached, including any stock-based compensation that they may receive pursuant to any of our compensation plans. Members of our senior management must also report any stock-based compensation that they may receive pursuant to any of our compensation plans or any subsequent amendment to such plans. Royal Decree 1362/2007 refers to the definition given by Royal Decree 1333/2005 of November 11, which develops the Spanish Securities Market Act, regarding market abuse, which defines senior management (directivos) as those “high-level employees in positions of responsibility with regular access to insider information (información privilegiada) related, directly or indirectly, to the issuer and that, furthermore, are empowered to adopt management decisions affecting the future development and business perspectives of the issuer”.

In addition, pursuant to Royal Decree 1333/2005 of November 11 (implementing European Directive 2004/72/EC), any member of our Board and our senior management, or any parties closely related to any of them, as such terms are defined therein, must report to the CNMV any transactions carried out with respect to our shares or derivatives or other financial instruments relating to our shares within five business days of such transaction. The notification of the transaction must include particulars of, among others, the type of transaction, the date of the transaction and the market in which the transactions were carried out, the number of shares traded and the price paid.

These disclosure obligations are primarily regulated by Royal Decree 1362/2007, which contains a more detailed set of rules on this legal framework (including, inter alia, rules determining the persons subject to disclosure obligations, the different types of situations triggering disclosure and corresponding exceptions, specific attribution and aggregation rules, the deadlines to notify the transactions, triggering disclosure obligations and incorporation of notices submitted to the CNMV’s public registry).

Disclosure of Net Short Positions

In accordance with Regulation (EU) No. 236/2012 of the European Parliament and of the European Council of March 14, 2012 on short selling and certain aspects of credit default swaps (as further supplemented by several delegated regulations regulating technical aspects necessary for its effective enforceability and to ensure compliance with its provisions), net short positions on shares listed on the Spanish Stock Exchanges equal to, or in excess of, 0.2% of the relevant issuer’s share capital and any increases or reductions thereof by 0.1% are required to be disclosed to the CNMV by no later than the first trading day following the transaction. If the net short position reaches 0.5%, and also at every 0.1% above that, the CNMV will disclose the net short position to the public.

Notification is mandatory even if the same position has been already notified to the CNMV in compliance with reporting requirements previously in force in Spain.

The information to be disclosed is set out in Table 1 of Annex I of Delegated Regulation 826/2012, according to the format approved as Annex II of this Regulation. The information will be published, where appropriate, on a web page operated or supervised by the corresponding authority.

Moreover, pursuant to Regulation (EU) No. 236/2012, where the CNMV considers that (i) there are adverse events or developments that constitute a serious threat to financial stability or to market confidence (serious financial, monetary or budgetary problems, which may lead to financial instability, unusual volatility causing significant downward spirals in any financial instrument, etc.); and (ii) the measure is necessary and will not be disproportionately detrimental to the efficiency of financial markets in view of the advantages sought, it may, following consultation with the European Securities and Market Authority (“ESMA”), take any one or more of the following measures:

•	impose additional notification obligations by either (a) reducing the thresholds for the notification of net short positions in relation to one or several specific financial instruments; and/or (b) requesting the parties involved in the lending of a specific financial instrument to notify any change in the fees requested for such lending; and

•	restrict short selling activity by either prohibiting or imposing conditions on short selling.

In addition, according to Regulation (EU) No. 236/2012, where the price of a financial instrument has fallen significantly during a single day in relation to the closing price on the previous trading day (10% or more in the case of a liquid share), the CNMV may prohibit or restrict short selling of financial instruments for a period not exceeding the end of the trading day following the trading day on which the fall in price occurs.

Finally, Regulation (EU) No. 236/2012 also vests powers to ESMA in order to take measures similar to the ones described above in exceptional circumstances, when the purpose of these measures is to deal with a threat affecting several EU member states and the competent authorities of these member states have not taken adequate measures to address it.

Shareholder Agreements

Article 531 et seq. of the Spanish Corporation Act require parties to disclose those shareholders’ agreements in respect of Spanish listed companies that affect the exercise of voting rights at a general shareholders’ meeting or contain restrictions or conditions on the transferability of shares or bonds that are convertible or exchangeable into shares. If any shareholders enter into such agreements with respect to Telefónica’s shares, they must disclose the execution, amendment or extension of such agreements to Telefónica and the CNMV (together with the clauses of said agreements affecting the exercise of voting rights at a general shareholders’ meeting or containing the restrictions or conditions described above) and file such agreements with the appropriate Commercial Registry. Failure to comply with these disclosure obligations renders any such shareholders’ agreement unenforceable and constitutes a violation of the Spanish Securities Market Act.

Acquisition of Own Shares

Pursuant to Spanish corporate law, we may only repurchase our own shares within certain limits and in compliance with the following requirements:

•	the repurchase must be authorized by the general shareholders’ meeting by a resolution establishing the maximum number of shares to be acquired, the minimum and maximum acquisition price and the duration of the authorization, which may not exceed five years from the date of the resolution; and

•	the repurchase, including any shares already held by us or a person acting on our behalf, must not bring our net worth below the aggregate amount of our share capital and legal reserves.

For these purposes, net worth means the amount resulting from the application of the criteria used to draw up the financial statements, subtracting the amount of profits directly imputed to that net worth, and adding the amount of share capital subscribed but not called and the share capital par and issue premiums recorded in our accounts as liabilities. In addition:

•	the aggregate par value of the shares directly or indirectly repurchased, together with the aggregate par value of the shares already held by us and our subsidiaries, must not exceed 10% of our share capital; and

•	the shares repurchased must be fully paid and must be free of ancillary contributions (prestaciones accesorias).

Voting rights attached to treasury shares will be suspended and economic rights (e.g., the right to receive dividends and other distributions and liquidation rights), except the right to receive bonus shares, will accrue proportionately to all of our shareholders. Treasury shares are counted for the purpose of establishing the quorum for shareholders’ meetings and majority voting requirements to pass resolutions at shareholders’ meetings.

Regulation (EU) No. 596/2014 of April 16, repealing, among others, Directive 2003/6/EC of the European Parliament and the European Council of January 28, on insider dealing and market manipulation establishes rules in order to ensure the integrity of European Community financial markets and to enhance investor confidence in those markets. This regulation maintains an exemption from the market manipulation rules regarding share buy-back programs by companies listed on a stock exchange in an EU Member State. Commission Regulation (EC) No. 2273/2003, of December 22, implemented the aforementioned directive with regard to exemptions for buy-back programs. Article 5 of this Regulation states that in order to benefit from the exemption, a buy-back program must comply with certain requirements established under such Regulation and the sole purpose of the buy-back program must be to reduce the share capital of an issuer (in value or in number of shares) or to meet obligations arising from either of the following:

•	debt financial instruments exchangeable into equity instruments; or

•	employee share option programs or other allocations of shares to employees of the issuer or an associated company.

In addition, on December 19, 2007, the CNMV issued Circular 3/2007 setting out the requirements to be met by liquidity contracts entered into by issuers with financial institutions for the management of its treasury shares to constitute an accepted market practice and, therefore, be able to rely on a safe harbor for the purposes of market abuse regulations.

If an acquisition or series of acquisitions of shares of Telefónica reaches or exceeds or causes Telefónica’s and its affiliates’ holdings to reach or exceed 1% of Telefónica’s voting shares, Telefónica must notify its final holding of treasury stock to the CNMV. If such threshold is reached as a result of a series of acquisitions, such reporting obligation will only arise after the closing of the acquisition which, taken together with all acquisitions made since the last of any such notifications, causes the Telefónica’s and its affiliates holdings to exceed, 1% of Telefónica’s voting shares. Sales and other dispositions of Telefónica’s treasury stock will not be deducted in the calculation of such threshold. This requirement also applies if the stock is acquired by a majority-owned subsidiary of Telefónica.

Moreover, pursuant to Spanish corporate law, the audited financial statements of a company must include a reference regarding any treasury shares.

Change of Control Provisions

Certain antitrust regulations may delay, defer or prevent a change of control of Telefónica or any of its subsidiaries in the event of a merger, acquisition or corporate restructuring. In Spain, the application of both Spanish and European antitrust regulations requires that prior notice of domestic or cross-border merger transactions be given in order to obtain a “non-opposition” ruling from antitrust authorities.

Tender Offers

Tender offers are governed in Spain by the Spanish Securities Markets Act (as amended by Law 6/2007 of April 12) and Royal Decree 1066/2007, of July 27, which have implemented Directive 2004/25/EC of the European Parliament and of the European Council of April 21. Tender offers in Spain may qualify as either mandatory or voluntary offers.

Mandatory public tender offers must be launched for all the shares of the target company or other securities that might directly or indirectly give the right to subscription thereto or acquisition thereof (including convertible and exchangeable bonds) at an equitable price and not subject to any conditions when any person acquires control of a Spanish company listed on the Spanish Stock Exchanges, whether such control is obtained:

•	by means of the acquisition of shares or other securities that directly or indirectly give voting rights in such company;

•	through agreements with shareholders or other holders of said securities; or

•	as a result of other situations of equivalent effect as provided in the regulations (i.e., indirect control acquired through mergers, share capital decreases, target’s treasury stock variations or securities exchange or conversion, etc.).

A person is deemed to have obtained the control of a target company, individually or jointly with concerted parties, whenever:

•	it acquires, directly or indirectly, a percentage of voting rights equal to or greater than 30%; or

•	it has acquired a percentage of less than 30% of the voting rights and appoints, in the 24 months following the date of acquisition of said percentage, a number of directors that, together with those already appointed, if any, represent more than one-half of the members of the target company’s board of directors. Regulations also set forth certain situations where directors are deemed to have been appointed by the bidder or persons acting in concert therewith unless evidence to the contrary is provided.

Notwithstanding the above, Spanish regulations establish certain exceptional situations where control is obtained but no mandatory tender offer is required, including, among others:

•	subject to the CNMV’s approval,

•	acquisitions or other transactions resulting from the conversion or capitalization of credits into shares of listed companies, the financial feasibility of which is subject to serious and imminent danger, even if the company is not undergoing bankruptcy proceedings, provided that such transactions are intended to ensure the company’s financial recovery in the long term; or

•	in the event of a merger, provided that those acquiring control did not vote in favor of the merger at the relevant general shareholders’ meeting of the offeree company and provided also that it can be shown that the primary purpose of the transaction is not the takeover but an industrial or corporate purpose; and

•	when control has been obtained after a voluntary bid for all of the securities, if either the bid has been made at an equitable price or has been accepted by holders of securities representing at least 50% of the voting rights to which the bid was directed.

For the purposes of calculating the percentages of voting rights acquired, the regulations establish the following rules:

•	percentages of voting rights corresponding to (i) companies belonging to the same group of the bidder; (ii) members of the board of directors of the bidder or of companies of its group; (iii) persons acting for the account of or in concert with the bidder (a concert party shall be deemed to exist when two or more persons collaborate under an agreement, be it express or implied, oral or written, in order to obtain control of the offeree company); (iv) voting rights exercised freely and over an extended period by the bidder under proxy granted by the actual holders or owners of such rights in the absence of specific instructions with respect thereto; and (v) shares held by a nominee, such nominee being understood as a third party whom the bidder totally or partially covers against the risks inherent in acquisitions or transfers of the shares or the possession thereof, will be deemed to be held by the bidder (including the voting rights attaching to shares that constitute the underlying asset or the subject matter of financial contracts or swaps when such contracts or swaps cover, in whole or in part, against the risks inherent in ownership of the securities and have, as a result, an effect similar to that of holding shares through a nominee);

•	both the voting rights arising from the ownership of shares and those enjoyed under a usufruct or pledge or upon any other title of a contractual nature will be counted towards establishing the number of voting rights held;

•	the percentage of voting rights shall be calculated based on the entire number of shares carrying voting rights, even if the exercise of such rights has been suspended; voting rights attached to treasury shares shall be excluded; and non-voting shares shall be taken into consideration only when they carry voting rights pursuant to applicable law; and

•	acquisitions of securities or other financial instruments giving the right to the subscription, conversion, exchange or acquisition of shares which carry voting rights will not result in the obligation to launch a tender offer either until such subscription, conversion, exchange or acquisition occurs.

Notwithstanding the foregoing, upon the terms established in the regulations, the CNMV will conditionally dispense with the obligation to launch a mandatory bid when another person or entity, individually or jointly in concert, directly or indirectly holds an equal or greater voting percentage than the potential bidder in the target company.

The price of the mandatory tender offer is deemed equitable when it is at least equal to the highest price paid or agreed by the bidder or by any person acting in concert therewith for the same securities during the 12 months prior to the announcement of the tender offer. When the mandatory tender offer must be made without the bidder having previously acquired the shares over the above-mentioned 12-month period, the equitable price shall not be less than the price calculated in accordance with other rules set forth in the regulations. In any case, the CNMV may change the price so calculated in certain circumstances (extraordinary events affecting the price, evidence of market manipulation, etc.).

Mandatory offers must be launched within one month from the acquisition of the control of the target company.

Voluntary tender offers may be launched when a mandatory offer is not required. Voluntary offers are subject to the same rules established for mandatory offers except for the following:

•	they may be subject to certain conditions (such as amendments to the bylaws or adoption of certain resolutions by the target company, acceptance of the offer by a minimum number of securities, approval of the offer by the shareholders’ meeting of the bidder and any other deemed by the CNMV to be in accordance with law), provided that such conditions can be met before the end of the acceptance period of the offer; and

•	they may be launched at any price, regardless of whether it is lower than the above-mentioned “equitable price”. However, if they are not launched at an equitable price and if the tender offer shares representing at least 50% of the voting rights are tendered in the offer (excluding voting rights already held by the bidder and those belonging to shareholders who entered into an agreement with the bidder regarding the tender offer), the bidder may become obliged to launch a mandatory tender offer.

In any case, by virtue of an amendment to the Spanish Securities Market Act operated by Law 1/2012, of June 22, the price in a voluntary tender offer must be the higher of (i) the equitable price and (ii) the price resulting from an independent valuation report, and must at least consist of cash as an alternative if certain circumstances have occurred during the two years prior to the announcement of the offer (basically, the trading price for the shares being affected by price manipulation practices, market or share prices being affected by natural disasters, force majeure, or other exceptional events, or the target company being subject to expropriation or confiscation resulting in a significant impairment of the company’s real value).

Spanish regulations on tender offers set forth further provisions, including:

•	subject to shareholder approval within 18 months from the date of announcement of the tender offer, the board of directors of a target company will be exempt from the rule prohibiting frustrating action against a foreign bidder whose board of directors is not subject to an equivalent passivity rule;

•	defensive measures included in a listed company’s bylaws and transfer and voting restrictions included in agreements among a listed company’s shareholders will remain in place whenever the company is the target of a tender offer, unless the shareholders resolve otherwise (in which case any shareholders whose rights are diluted or otherwise adversely affected will be entitled to compensation at the target company’s expense); and

•	squeeze-out and sell-out rights will apply provided that following a tender offer for all the target’s share capital, the bidder holds securities representing at least 90% of the target company’s voting capital and the tender offer has been accepted by the holders of securities representing at least 90% of the voting rights other than those held by or attributable to the bidder previously to the offer.

Foreign Investment and Exchange Control Regulations

Restrictions on Foreign Investment

Exchange controls and foreign investment were, with certain exceptions, completely liberalized by Royal Decree 664/1999, of April 23 (Real Decreto 664/1999, de 23 de abril) which was approved in conjunction with Law 18/1992 (the “Spanish Foreign Investment Law”) to bring the existing legal framework in line with the provisions of the Treaty of the European Union.

According to regulations adopted under the Spanish Foreign Investments Law, and subject to the restrictions described below, foreign investors may invest freely in shares of Spanish companies as well as transfer invested capital, capital gains and dividends out of Spain without limitation (subject to applicable taxes and exchange controls). Foreign investors who are not resident in a tax haven are required to notify the Spanish Registry of Foreign Investments (Registro Nacional de Inversiones Extranjeras) maintained by the General Bureau of Commerce and Investments (Dirección General de Comercio e Inversiones) (a department of the Ministry of Economy and Competitiveness (Ministerio de Economía y Competitividad)) following an investment or divestiture, and such notification is for the purpose of promoting foreign investments and for statistical, economic and administrative purposes. Where the investment or divestiture is made in shares of a Spanish company listed on any of the Spanish Stock Exchanges, the duty to provide notice of a foreign investment or divestiture lies with the relevant entity with which the shares (in book-entry form) have been deposited or that has acted as an intermediary in connection with the investment or divestiture.

If the foreign investor is a resident of a tax haven, as defined under Spanish law (Royal Decree 1080/1991 of July 5), notice must be provided to the Registry of Foreign Investments prior to making the investment, as well as after the transaction has been completed. However, prior notification is not necessary in the following cases:

•	investments in listed securities, whether or not trading on an official secondary market;

•	investments in participations in investment funds registered with the CNMV; and

•	foreign shareholdings that do not exceed 50% of the capital of the Spanish company in which the investment is made.

Additional regulations to those described above apply to investments in some specific industries, including air transportation, gambling, mining, manufacturing and sales of weapons and explosives for civil use and national defense, radio, television and telecommunications. These restrictions do not apply to investments made by EU residents, other than investments by EU residents in activities relating to the Spanish defense sector or the manufacturing and sale of weapons and explosives for non-military use.

The Spanish Council of Ministers (Consejo de Ministros), acting on the recommendation of the Ministry of the Economy and Competitiveness, may suspend the aforementioned provisions relating to foreign investments for reasons of public policy, health or safety, either generally or in respect of investments in specified industries, in which case any proposed foreign investments falling within the scope of such a suspension would be subject to prior authorization from the Spanish government, acting on the recommendation of the Ministry of Economy and Competitiveness.

Law 19/2003 of July 4, which has as its purpose the establishment of a regulatory regime relating to capital flows to and from legal or natural persons abroad and the prevention of money laundering, generally provides for the liberalization of the regulatory environment with respect to acts, businesses, transactions and other operations between residents and non-residents of Spain in respect of which charges or payments abroad will occur, as well as money transfers, variations in accounts or financial debit or credits abroad. These operations must be reported to the Ministry of the Economy and Competitiveness and the Bank of Spain only for informational and statistical purposes. The most important developments resulting from Law 19/2003 are the obligations on financial intermediaries to provide to the Spanish Ministry of Economy and Competitiveness and the Bank of Spain information corresponding to client transactions.

In addition to the notices relating to significant shareholdings that must be sent to Telefónica, the CNMV and the relevant Spanish Stock Exchanges, as described in this section under “—Reporting Requirements”, foreign investors are required to provide such notices to the Registry of Foreign Investments.

Exchange Control Regulations

Pursuant to Royal Decree 1816/1991 of December 20, as amended by Royal Decree 1360/2011 of October 7, relating to economic transactions with non-residents, and EC Directive 88/361/EEC, receipts, payments or transfers between non-residents and residents of Spain must be made through registered entities (entidades registradas), such as banks and other financial institutions properly registered with the Bank of Spain and/or the CNMV, through bank accounts opened with foreign banks or foreign branches of registered entities or in cash or by a check payable to bearer.

Payment of Taxes

Holders of ordinary shares will be responsible for any taxes or other governmental charges payable on their ordinary shares, including any taxes payable on transfer. The paying agent or the transfer agent, as the case may be, may, and upon instruction from Telefónica, will:

•	refuse to effect any registration of transfer of such ordinary shares or any split-up or combination thereof until such payment is made; or

•	withhold or deduct from any distributions on such ordinary shares or sell for the account of the holder thereof any part or all of such ordinary shares (after attempting by reasonable means to notify such holder prior to such sale), and apply, after deduction for its reasonable expenses incurred in connection therewith, the net proceeds of any such sale in payment of such tax or other governmental charge, the holder of such ordinary shares remaining liable for any deficiency.

DESCRIPTION OF RIGHTS TO SUBSCRIBE FOR ORDINARY SHARES

We may issue rights to subscribe for ordinary shares of Telefónica. The applicable prospectus supplement will describe the specific terms relating to such subscription rights and the terms of the offering, including, where applicable, some or all of the following:

•	the title of the subscription rights;

•	the exercise price for the shares subscribed pursuant to the subscription rights;

•	the aggregate number of subscription rights issued;

•	a discussion of the material U.S. federal, Spanish or other income tax considerations, as well as considerations under the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), applicable to the issuance of ordinary shares together with statutory subscription rights or the exercise of the subscription rights;

•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exercise of the subscription rights;

•	the terms of the ordinary shares issuable upon exercise of the subscription rights;

•	information regarding the trading of subscription rights, including the stock exchanges, if any, on which the subscription rights will be listed;

•	the record date, if any, to determine who is entitled to the subscription rights and the ex-rights date;

•	the period during which the subscription rights may be exercised;

•	the extent to which the offering includes a contractual over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby or other underwriting arrangement we enter into in connection with the offering.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

We may issue Debt Securities under an indenture (the “Base Indenture”), dated May 22, 2012 among the Issuer, the Guarantor and The Bank of New York Mellon, as trustee, as supplemented by a supplemental indenture with respect to each series of securities issued pursuant to the Base Indenture among the Issuer, the Guarantor and the Bank of New York Mellon, as trustee and paying agent (the Base Indenture, as supplemented, the “Indenture”).

The applicable prospectus supplement will describe the specific terms relating to such Debt Securities and the related guarantees and the terms of the offering, including, where applicable, some or all of the following:

•	the title and the series of the securities;

•	the terms of the related guarantees of the securities;

•	any limit on the aggregate principal amount of the securities;

•	whether the securities may be converted into or exercised or exchanged for other debt or equity securities of Telefónica or one or more third parties and the terms on which conversion, exercise or exchange may occur;

•	the price or prices (expressed as a percentage of the aggregate principal amount) at which the securities will be issued;

•	the denomination and currency in which the securities will be issuable;

•	the date or dates on which the principal of the offered securities is payable, or the method, if any, by which such date or dates will be determined and, if other than the full principal amount, the portion payable or the method by which the portion of the principal amount of the securities payable on that date is determined;

•	the rate or rates (which may be fixed or variable) at which the offered securities will bear interest, if any, or the method by which such rate or rates will be determined and the manner upon which interest will be calculated;

•	the date or dates from which interest on the securities, if any, will accrue or the method, if any, by which such date or dates will be determined;

•	the date or dates on which such interest, if any, will be payable, the date or dates on which payment of such interest, if any, will commence and the regular record dates for the interest payment dates, if any;

•	whether and under what circumstances additional amounts on the securities must be payable;

•	the notice, if any, to holders of the notes regarding the determination of interest on a floating rate note and the manner of giving such notice;

•	if any securities are to be issuable upon the exercise of warrants, the time, manner and place for such securities to be authenticated and delivered;

•	whether any of the securities will be issued as original issue discount notes;

•	if other than the applicable trustee, the identity of each security registrar, paying agent and authenticating agent;

•	any material U.S. federal or Spanish income tax considerations applicable to the securities;

•	information regarding the trading of securities, including the stock exchanges, if any, on which the securities will be listed;

•	any restrictions applicable to the sale and delivery of the securities; and

•	any other terms of the securities and the related guarantees, which shall not be inconsistent with the provisions of the Indenture.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

Telefónica is a limited liability company (sociedad anónima) organized under the laws of the Kingdom of Spain. Telefónica Emisiones, a wholly-owned subsidiary of Telefónica, is a limited liability company with a sole shareholder (sociedad anónima unipersonal) organized under the laws of the Kingdom of Spain. All of the directors of Telefónica Emisiones and the executive officers and directors of Telefónica, and certain of the experts named in this prospectus, are not residents of the United States. All or a substantial portion of the assets of Telefónica Emisiones and those of Telefónica and such persons are located outside the United States. As a result, it may be difficult for you to file a lawsuit against either Telefónica Emisiones or Telefónica or such persons in the United States with respect to matters arising under the federal securities laws of the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts against either Telefónica Emisiones or Telefónica or such persons based on the civil liability provisions of such laws. Provided that United States case law does not prevent the enforcement in the U.S. of Spanish judgments (as in such case, judgments obtained in the U.S. shall not be enforced in Spain), if a U.S. court grants a final judgment in an action based on the civil liability provisions of the federal securities laws of the United States, enforceability of such judgment in Spain will be subject to satisfaction of certain factors. Such factors include the absence of a conflicting judgment by a Spanish court or of an action pending in Spain among the same parties and arising from the same facts and circumstances, the Spanish courts’ determination that the U.S. courts had jurisdiction, that process was appropriately served on the defendant, the regularity of the proceeding followed before the U.S. courts, the authenticity of the judgment and that enforcement would not violate Spanish public policy. In general, the enforceability in Spain of final judgments of U.S. courts does not require retrial in Spain. If an action is commenced before Spanish courts with respect to liabilities based on the U.S. federal securities laws, there is a doubt as to whether Spanish courts would have jurisdiction. Spanish courts may enter and enforce judgments in foreign currencies.

Telefónica Emisiones and Telefónica have expressly submitted to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, the City of New York and any appellate court from any such court thereof for the purpose of any suit, action or proceeding arising out of or in connection with the Debt Securities described herein and have appointed CT Corporation System, as our agent to accept service of process in any such action.

LEGAL MATTERS

Certain legal matters with respect to Spanish law will be passed upon for us by our Spanish counsel, CMS Albiñana & Suárez de Lezo, S.L.P. and Uría Menéndez Abogados, S.L.P. Certain legal matters with respect to United States and New York law will be passed upon for us by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements of Telefónica, S.A. and subsidiaries appearing in Telefónica, S.A.’s Annual Report on Form 20-F for the year ended December 31, 2014, and the effectiveness of Telefónica, S.A.’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young, S.L., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Telefónica, S.A.

Indemnification under Telefónica Bylaws and Spanish Law.

Under Spanish law the directors of Telefónica shall be jointly and severally liable to the company, the shareholders and the creditors of the company for any damage they cause through acts contrary to the law or the bylaws, or acts carried out without the diligence with which they ought to perform their duties. Under Spanish law there is a rebuttable presumption of negligence in actions brought against directors alleging acts contrary to the law or our bylaws. No provision of our bylaws provides for the indemnification of the directors with respect to such liabilities.

Telefónica D&O Insurance.

Telefónica maintains an insurance policy that protects its officers and the members of its Board of Directors from liabilities incurred as a result of actions taken in their official capacity.

Telefónica Emisiones, S.A.U.

Indemnification under Telefónica Emisiones S.A.U.’s Bylaws and Spanish Law.

Under Spanish law the directors of Telefónica Emisiones S.A.U. shall be jointly and severally liable to the company, the shareholders and the creditors of the company for any damage they cause through acts contrary to the law or the bylaws, or acts carried out without the diligence with which they ought to perform their duties. Under Spanish law there is a rebuttable presumption of negligence in actions brought against directors alleging acts contrary to the law or our bylaws. No provision of Telefónica Emisiones S.A.U.’s bylaws provides for the indemnification of the directors with respect to such liabilities.

Telefónica Group D&O Insurance.

Telefónica maintains an insurance policy that protects officers and members of the boards of directors of companies constituting the Telefónica Group, including Telefónica Emisiones, S.A.U., from liabilities incurred as a result of actions taken in their official capacity.

Item 9.	Exhibits

Exhibit Number	Description

1.1*	Form of underwriting agreement for Ordinary Shares.

1.2*	Form of underwriting agreement for Debt Securities.

4.1**	Debt indenture including form of Debt Securities of Telefónica Emisiones, S.A.U. and guarantees relating thereto between Telefónica Emisiones, S.A.U., Telefónica, S.A., as Guarantor, and The Bank of New York Mellon, as trustee.

5.1**	Opinion of Davis Polk & Wardwell LLP, U.S. counsel.

5.2**	Opinion of Uría Menéndez Abogados, S.L.P., Spanish counsel.

5.3	Opinion of CMS Albiñana & Suárez de Lezo, S.L.P., Spanish counsel.

12.1	Statement regarding the computation of consolidated ratios of earnings to fixed charges.

23.1	Consent of Ernst & Young, S.L., independent registered public accounting firm.

23.2**	Consent of Davis Polk & Wardwell LLP (included in its opinion filed as Exhibit 5.1).

23.3**	Consent of Uría Menéndez Abogados, S.L.P. (included in its opinion filed as Exhibit 5.2).

23.4	Consent of CMS Albiñana & Suárez de Lezo, S.L.P. (included in its opinion filed as Exhibit 5.3).

24.1**	Powers of Attorney of the registrants (included on the signature pages).

25.1**	Statement of eligibility of The Bank of New York Mellon, as trustee, under the Trust Indenture Act of 1939 on Form T-1 relating to the debt indenture.

*	To be furnished by Telefónica, S.A. on a Form 6-K depending on the nature of the offering, if any, pursuant to this registration statement.
**	Previously filed.

Item 10.	Undertakings

Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any plan of distribution or any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 1(i), 1(ii) and 1(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

(7) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Telefónica’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(9) In the event that the securities being registered are to be offered to existing security holders pursuant to warrants or rights and any securities not taken by security holders are to be re-offered to the public, to supplement the prospectus, upon the expiration of the subscription period, in order to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent re-offering thereof. The registrants further undertake that if any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, the registrants shall file a post-effective amendment to set forth the terms of such offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Telefónica, S.A. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Madrid, Spain, on March 26, 2015.

TELEFÓNICA, S.A.

By:	/s/ Miguel Escrig Meliá
Name:	Miguel Escrig Meliá
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board of Directors and Chief Executive Officer	March 26, 2015
César Alierta Izuel

/s/ Miguel Escrig Meliá	Chief Financial Officer	March 26, 2015
Miguel Escrig Meliá

*	Chief Accounting Officer	March 26, 2015
Juan Francisco Gallego Arrechea

*	Vice Chairman of the Board of Directors	March 26, 2015
Isidro Fainé Casas

*	Vice Chairman of the Board of Directors	March 26, 2015
José María Abril Pérez

*	Vice Chairman of the Board of Directors	March 26, 2015
Julio Linares López

*	Director	March 26, 2015
Ignacio Moreno Martínez

*	Director	March 26, 2015
José Fernando de Almansa Moreno-Barreda

*	Director	March 26, 2015
José María Álvarez-Pallete López

*	Director	March 26, 2015
D. Santiago Fernández Valbuena

Signature	Title	Date

*	Director	March 26, 2015
Eva Castillo Sanz

*	Director	March 26, 2015
Carlos Colomer Casellas

*	Director	March 26, 2015
Peter Erskine

*	Director	March 26, 2015
Alfonso Ferrari Herrero

*	Director	March 26, 2015
Luiz Fernando Furlán

*	Director	March 26, 2015
Gonzalo Hinojosa Fernández de Angulo

*	Director	March 26, 2015
Pablo Isla Álvarez de Tejera

*	Director	March 26, 2015
Antonio Massanell Lavilla

*	Director	March 26, 2015
Francisco Javier de Paz Mancho

*	Director	March 26, 2015
Chang Xiaobing

/s/ Florencia De Freitas	Authorized Representative of Telefónica, S.A. in the United States
Florencia De Freitas

*By:	/s/ Miguel Escrig Meliá
Name:	Miguel Escrig Meliá
Title:	Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Telefónica Emisiones, S.A.U. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Madrid, Spain, on March 26, 2015.

TELEFÓNICA EMISIONES, S.A.U.

By:	/s/ Eduardo José Álvarez Gómez
Name:	Eduardo José Álvarez Gómez
Title:	Authorized Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below (whether as a Director or officer of Telefónica Emisiones, S.A.U. as authorized representative of Telefónica Emisiones, S.A.U. or otherwise) constitutes and appoints Eduardo José Álvarez Gómez and Juan Francisco Gallego Arrechea and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement or any registration statement in connection herewith that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eduardo José Álvarez Gómez	Director	March 26, 2015
Eduardo José Álvarez Gómez

/s/ Juan Francisco Gallego Arrechea	Director	March 26, 2015
Juan Francisco Gallego Arrechea

/s/ Florencia De Freitas	Authorized Representative of Telefónica Emisiones, S.A.U. in the United States
Florencia De Freitas